Exhibit 99.1

For Immediate Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR FORMS $450 MILLION JOINT VENTURE

DENVER, CO (August 17, 2009) UDR, Inc. (NYSE: UDR) today announced that it has established a joint venture with Kuwait Finance House (“KFH”) to invest up to $450 million in multifamily properties located in key, high barrier markets. The partners will contribute equity of $180 million with a 70% contribution by KFH and 30% by UDR for a holding period of up to seven years. Citigroup Global Markets, Inc. assisted in arranging the joint venture.

“We are pleased to establish a venture with a high quality partner like KFH.  The formation validates the success of UDR’s platform and our operating expertise.  This venture will allow UDR to continue to expand its portfolio into high barrier to entry markets with judicious use of the Company’s capital and enhanced return potential through fees and promotes.  UDR is looking forward to investing with its new partner during these opportunistic times,” stated Tom Toomey, UDR’s President and Chief Executive Officer.

KFH Chief Executive Officer, Mohammad Sulaiman Al-Omar noted, “This venture is a continuation of KFH group strategy that focuses on the real economy and we are optimistic that it will add value to all parties involved including our partners, clients, and shareholders especially since we are targeting an area of the market we are familiar with.”  He further added, “KFH is keen on working with experienced partners such as UDR with the current focus being on income producing assets.”

The venture will target class “A” assets with a minimum value of $20 million that are less than 7 years old. The venture intends to be fully invested over a two year investment period. UDR will receive asset and property management fees from the venture and have the potential to earn promotes on investments. UDR will not be subject to having the venture serve as the exclusive acquisition vehicle for the Company.

About UDR, Inc.

UDR is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of August 1, 2009, UDR owned 44,990 apartment homes and had 1,916 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

About Kuwait Finance House

Incorporated in 1977, Kuwait Finance House (KFH) is one of the leading Islamic banks in the world with a market capitalization of USD $10 Billion and total assets of USD $37 Billion.  KFH operates fully owned & independently functioning banks throughout the region including Turkey, Malaysia, Bahrain, Saudi Arabia, UAE, Singapore and Australia, in addition to establishing significant stakes in numerous Islamic banks both regional and international. Its investment activities span the US, Europe, South East Asia and the Middle East.  KFH is positioned at the forefront of the Islamic Finance Industry in terms of international presence, strategic alliances, innovation and spectrum of activities. KFH has also maintained its solid ratings by international agencies which affirm its financial strength, the quality of its assets, and its recognition globally.. For further information on KFH visit www.kfh.com/english.